As filed with the Securities and Exchange Commission on February 10, 1999
                                               Registration No. 333-____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                             OBJECTSOFT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                  Delaware                        22-3091075
        (State or Other Jurisdiction           (I.R.S. Employer
              of Incorporation                Identification No.)
               or Organization)

                                                                               David E. Y. Sarna, Chairman
                                                                                 ObjectSoft Corporation
                     Continental Plaza III                                       Continental Plaza III
                     433 Hackensack Avenue                                        433 Hackensack Avenue
                 Hackensack, New Jersey 07601                                   Hackensack, New Jersey 07601
                        (201) 343-9100                                                   (201) 343-9100
      (Address, Including Zip Code, and Telephone Number            (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)          Including Area Code, of Agent For Service)

                          ----------------------------
                                    Copy to:

                              Melvin Weinberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000

                          -----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____________________

         If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
---------------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                         CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                          Proposed           Proposed
                                                           Maximum            maximum         Amount of
Title of each class of securities      Amount to       Aggregate price       Aggregate      registration
to be registered                     be registered        Per share       offering price         fee
--------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par
value per share                     4,050,000(2)(3)       $2.87(1)          $11,623,500        $3,231.33
========================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g); based on the average $2.65 the bid $2.87 and asked $3.09 price on the Nasdaq SmallCap Market (NASDAQ) on February 9, 1999.

(2) Represents 3,000,000 shares of our Common Stock issuable upon conversion of $2,000,000 stated value of 6% Series D Convertible Preferred Stock ("Series D Preferred Stock") and upon exercise of warrants issued in connection with the December 1998 Private Placement, and 425,000 shares of our Common Stock and 675,000 shares of our Common Stock issuable upon exercise of warrants, issued in connection with certain consulting and public relations agreements. See "Description of Securities."

(3) The number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock is dependent upon the market price of our Common Stock (i.e., the average closing bid price for the Common Stock for the five trading days ending on the day prior to the conversion date), and accordingly the actual number of shares of Common Stock which shall be issued upon such conversion and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. This calculation is based on the formula in the Certificate of Designation of the Series D Preferred Stock assuming the market price at each conversion date were approximately $1.00. This calculation is not intended to constitute a prediction as to the future market price of our Common Stock upon conversion of the Series D Preferred Stock. See "Risk Factors -- the Conversion of the Series D
         Preferred Shares and the Exercise of the Warrants Issued in the December 1998 Private Placement Will Dilute the Value of Your Shares".



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any State where the offer or sale is not permitted.


     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1999


PROSPECTUS
                        4,050,000 Shares of Common Stock
                          (par value $.0001 per share)

                             OBJECTSOFT CORPORATION


                             -----------------------



     The stockholders of ObjectSoft Corporation listed on page 19 of this Prospectus are offering for sale up to 4,050,000 shares of Common Stock of the Company under this Prospectus, of which up to 3,000,000 are issuable upon conversion of Series D of the Company's Preferred Stock and exercise of warrants issued in connection with the Series D Preferred Stock, 675,000 are issuable upon the exercise of additional warrants to purchase Common Stock and 425,000 were issued under consulting agreements. Those to whom such Selling Stockholders may pledge, donate or transfer their shares and other successors, may also use this prospectus. The Selling Stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     The Selling Stockholders will receive all of the net proceeds from the resale of the shares. Accordingly, we will not receive any proceeds from the resale of the shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.

                   ------------------------------------------

                            NASDAQ SmallCap symbols:
                               Common Stock "OSFT"
                       Redeemable Class A Warrants "OSFTW"

                   ------------------------------------------


     On February 5, 1999 the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $3 3/16 and the closing sale price of our Redeemable Class A Warrants was $1 3/32.

     Our executive offices are located at Continental Plaza III, 433 Hackensack Avenue, Hackensack, New Jersey 07601, our telephone number is (201) 343-9100 and our website is at www.objectsoftcorp.com.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption "Risk Factors" beginning on page 4 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------



                The Date of this Prospectus is February __, 1999

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 to register the Shares being offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our Common Stock, you should refer to the registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

     This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Annual Report on Form 10-KSB for the year ended December 31, 1997, and Amendment No.1 thereto;
     2. The Company's Proxy Statement for the 1998 Annual Meeting of Stock-holders;
     3. Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
     4. Current Report on Form 8-K dated (date of earliest event reported) December 31, 1998 (as filed on January 15, 1999); and
     5. The description of our Class A Common Stock contained in the Registration Statement on Form 8-A filed on filed October 16, 1996.


         You may request a copy of these filings, at no cost, by writing or telephoning us at Continental Plaza III, 433 Hackensack Avenue Hackensack, New Jersey 07601, (201) 343-9100. Attention: Dina Pecoraro.

                       ---------------------------------

     This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.

     We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of February __, 1999.

                            -------------------------

                                TABLE OF CONTENTS

Where You Can Find More Information About Us..................................2
Incorporation of certain documents by reference...............................2
Risk Factors..................................................................4
Use of Proceeds..............................................................18
Dividend Policy..............................................................18
Selling Stockholders ........................................................18
Description of Securities....................................................20
Plan of Distribution ........................................................25
Indemnification for Securities Act Liabilities...............................26
Legal Matters................................................................27
Experts .....................................................................27

                                  RISK FACTORS

         Before you buy shares of our Common Stock, you should be aware that there are various risks associated with such purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this Prospectus, and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" before you decide to purchase shares of our Common Stock.

         Some of the information in this Prospectus and in the documents we have incorporated by reference may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted in this Prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

THE CONVERSION OF THE SERIES D PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS ISSUED IN THE DECEMBER 1998 PRIVATE PLACEMENT, AS WELL AS THE EXERCISE OF WARRANTS ISSUED UNDER VARIOUS CONSULTANT AGREEMENTS, WILL DILUTE THE VALUE OF YOUR SHARES

         The value of your Shares will be diluted upon the conversion of the Series D Preferred Shares and upon exercise of the warrants issuable in connection with the December 1998 Subscription Agreement and upon exercise of the warrants we issuable in connection with certain consultant agreements. Specifically, our Series D Preferred Shares are convertible into Common Stock at rates which represent a discount from future market prices of our Common Stock. This conversion may result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock. Moreover, if the trading price of the Common Stock were to decrease significantly, the issuance of the shares upon conversion of the Series D Preferred Stock could conceivably effect a change of control of the Company.

          In addition, certain warrants which we have issued, including warrants owned by the Selling Stockholders, entitle their holders to our Common Stock at prices which may represent discounts from its future market prices. Such discounts could result in substantial dilution to existing holders of our Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of our Common Stock and could increase the volatility in its trading price.

         At the date of this Prospectus, we have reserved an aggregate of 4,176,354 shares of Common Stock for issuance upon exercise of options and warrants to purchase 4,176,354 shares of our Common Stock at an exercise price between $0.50 and $8.00 per share. The number of shares issuable upon exercise of certain of the warrants may be adjusted pursuant to the terms of these warrants. During the terms of the options and warrants, we must give their holders the opportunity to profit from a rise in the market price of our Common Stock. The existence of the warrants may adversely affect the terms on which we may obtain additional funds in return for the issuance of our equity. Moreover, the holders of these securities are likely to exercise their rights to acquire our Common Stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

WE HAVE A LIMITED OPERATING HISTORY; WE HAVE A HISTORY AND EXPECTATION OF FUTURE LOSSES AND AN ACCUMULATED DEFICIT

         We were incorporated in 1990 and have a limited operating history. In addition, we recently changed our business focus from consulting and training services to focus on products from which we derive operating income and leasing fees, and on Internet services. As a result, any analysis of our operations in the past has only minimal relevance to an evaluation of our net worth, our current products and services and our prospects.

         Although we have generated revenues from operations, we have experienced substantial operating losses. We have incurred, and will continue to incur, significant costs in connection with the development of our interactive public access terminals and Internet operations, which may result in operating losses. We cannot assure you as to if and when we may begin generating significant revenues or achieve profitable operations.

         We have incurred the following losses since 1996:

         Fiscal year ended:
         o        December 31,  1996............... $1,240,695
         o        December 31,  1997............... $2,519,872
         Nine months ended:
         o        September 30, 1998............... $2,183,079

As of September 30, 1998, the Company had an accumulated deficit of $ 6,933,101.

OUR NEED FOR ADDITIONAL FINANCING; THE UNCERTAINTY OF ADDITIONAL FINANCING

         Our current policy is generally to own and operate our public access terminals, which may require substantial capital investment. We intend to enter into one or more lease financing arrangements for these terminals. While we have arranged for financing under the December 1998 Subscription Agreement which will raise proceeds, among other things, to cover a portion of the development, marketing and expenses of additional public access terminals, we cannot assure you that all transactions contemplated by the December 1998 Subscription Agreement, such as the closing of the offering of the second and third tranches of the Series D Preferred Stock, will occur. If all transactions contemplated by the December 1998 Subscription Agreement do not occur, we will be required to raise funds from other sources.

         We may need to raise additional funds through public or private debt or sale of our equity in order to respond to unanticipated competitive pressures or take advantage of unanticipated opportunities, including acquisitions of complementary businesses or technologies, and the development of new products. In addition, if we experience rapid growth, we may require additional funds to expand our operations or enlarge our organization. In any such event, our continued operation may be dependent on our ability to procure additional financing through sales of additional equity or debt. If we were to issue any additional equity securities or debt securities which are convertible into equity, such issuance could substantially dilute the interests of our security holders existing at the time of such issuance. Such equity securities may also have rights, preferences or privileges senior to those of the holders of our Common Stock.

         We cannot assure you that additional financing will be available on terms favorable to us, or that additional financing will be available at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a materially negative effect on our business, financial condition and results of operations and could require us to materially reduce, suspend or cease operations.

WE CHANGED OUR OPERATING FOCUS

         Beginning in mid-1994, we changed our business focus from consulting and training services to focus on products from which we derive operating income and leasing fees and on Internet based services. Operating income is derived from either advertising fees or fees for transactions performed on our interactive public access terminals. Our first public access terminals (SmartStreet(TM)) were introduced in July 1996. Our newest product is Fastake(TM) , which we introduced in October 1998 at the East Coast Video Show and which we expect to begin shipping in February-March, 1999. Fastake(TM) is designed for the video industry. It permits users to search a data base for a favorite actor, director, or by a portion of the movie name. The user can then access a plot summary, the names of the major actors and directors, still pictures from the movie (photographs) and a preview of the video (known as a trailer). In a future release of the product we expect to add an electronic commerce feature. The operations to which we are now devoting our resources are in the early stages of development. We cannot assure you that we will be successful in attracting new customers or retaining current customers for our new business divisions or in generating significant revenues or profits from such business divisions. Although we anticipate that we will begin to recognize greater revenues from the SmartSign(TM) and Fastake(TM) public access terminals during 1999, we cannot predict the actual timing or amount of such revenues. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified product development and marketing personnel, continue to upgrade our existing technologies, develop new technologies and commercialize products and services incorporating such technologies. We cannot assure you that we will be successful in addressing such risks. In order to have the financial and technical resources to respond to changing market demands on a timely basis, we may also need to enter into strategic alliances and cooperate with others in an effort to develop our products and services. We cannot assure you that entities with the necessary technical or financial resources will be willing to enter into such alliances with us on acceptable terms or at all.

WE DEPEND ON A NEW UNTESTED PRODUCT

         In early 1996, as part of its Public Access Terminal Demonstration Project, the City of New York entered into an agreement with us to develop public terminals to be located in city offices and other public locations in an effort to expedite transactions with the City of New York . Under this agreement, the City of New York agreed to lease the first five public access terminals, and we have the option to deploy additional terminals throughout the New York City area at our own risk and expense, subject to the approval of terminal locations by the City of New York . We deployed the first five public access terminals in New York City in July 1996, we installed a sixth terminal in August, 1997 and we installed a seventh in March 1998. The agreement was extended through the end of the 1999 fiscal year of the City of New York (June 30, 1999). The public access terminals are configured to permit us to offer additional services provided either by us or by third parties and to sell advertising on such terminals. The current extended agreement requires us to pay to the City of New York 50% of advertising and third party service revenues from the first five installed terminals. We have been seeking, and will continue to seek, to provide SmartStreet(TM) services to other municipalities, states and government agencies and to organizations in the private sector that provide a large volume of information, records and documents to the public. We entered into the first such additional agreement on March 11, 1998 with the City of San Francisco. The first public access terminal under this agreement was installed in June 1998. We may also seek to enter into agreements with the City of New York and other customers to provide information and services over the Internet, in order to significantly expand the accessibility of such information and services. We also supplied eight terminals to King County, Washington. To be profitable, we must significantly increase the number of terminals placed in New York City and other locations.

         We anticipate that revenues from the public access terminals will be provided by leasing fees paid by the service providers, such as the City of New York, by advertising fees paid by company's advertising on these terminals and by usage fees paid by consumers who obtain services through these terminals. Although public access terminals are in operation in other municipalities, we cannot assure you that our terminals will be able to operate consistently and efficiently to provide the anticipated services, that members of the general public will find the public access terminals user-friendly or that they will be comfortable with or be willing to pay the additional cost for the convenience of using this terminal to transact business by electronic means with the City of New York or other service providers. We cannot assure you that the City of New York will be satisfied with the results of the operations of our public access terminals, or that even if they perform adequately, that the City of New York and other potential users of similar terminals will not opt for the products of our competitors. Although we have an agreement to provide public access terminals to Kings County, Seattle, Washington, our ability to market such services to other potential customers will be highly dependent on the continued success and acceptance of the New York City and San Francisco terminals. Furthermore, the municipalities, states and other government agencies that constitute a primary target market for our terminals are subject to potentially severe budgetary constraints and cuts that may limit their ability to fund the acquisition of new technology such as these terminals.

         In addition, we anticipate that a significant portion of the revenues related to the public access terminals will consist of leasing fees and usage fees derived by providing unrelated transactions, such as restaurant information and shopping services, to the users of the terminal and from commercial advertising by local and national companies and businesses. We cannot assure you that commercial entities will be interested in marketing or advertising their products and services by means of public access terminals providing government services. Neither can we assure you that such sale of services or advertising can provide significant revenues to us, or that such sale of services or advertising, if commenced, will prove to be effective and will be continued.

         As of December 31, 1997, all our public access terminals installed in the New York City area were available to provide City of New York information and transaction services, but those terminals did not provide or carry any paid advertising or third party services. Revenues from advertising began in May 1998, from contracts signed in March 1998. Advertisers in the New York area include Microsoft, Consolidated Edison and Isabella Geriatric Center. Advertisers in San Francisco include Microsoft, World Gem Showcase and Plug Busters. To date, we have achieved about $3,000 in monthly fees per public access terminal for the terminals initially installed in New York and San Francisco. We cannot assure you that revenues from additional terminals will achieve these levels of revenue, that the current advertisers will continue to advertise once their contracts have expired or that new advertisers will be found.

         In October 1998 we first demonstrated a new product based on our SmartStreet(TM) technology called Fastake(TM), which is designed for the video industry. Deliveries of this product (in many cases on a trial basis) are expected to begin in February-March, 1999. Initially, 30 units have been ordered form the manufacturer. An additional 70 units are expected to be ordered in the near future. While we have informal commitments for placement of the Fastake(TM) public access terminals in pilot programs in certain locations, we cannot assure you that pilot agreements will be signed, or will be extended into long term agreements even in the event they are signed. Neither can we assure you that when we install these products they will prove to be effective and continue to be in demand. If the Fastake(TM) units are not placed in their initial locations we cannot assure you that we will be able to find other locations on the same terms or at all.

WE DEPEND ON CERTAIN LICENSES, INSTALLATION AND MAINTENANCE SERVICES

         Fastake(TM) uses databases compiled by and licensed from Video Pipeline, Inc. and film trailers licensed from Screenplay, Inc. If these licenses were canceled for any reason, it may be difficult or expensive to license similar data bases from other providers. We also rely on installation and maintenance services for our Fastake(TM) public access terminals which we receive from International Business Machines (IBM). These contracts could be canceled on short notice. If such contracts were canceled by IBM, this could have a negative affect on our sales as well as on the quality of service which we could provide to our customers.

WE CANNOT BE CERTAIN ABOUT OUR PRODUCT DEVELOPMENT

          Hardware and software as complex and sophisticated as that employed by us in our public access terminals commonly experience errors, or "bugs," both during development and subsequent to commercial introduction. As such terminals are installed in the City of New York and elsewhere, we may identify such problems, either in the software platforms developed by others or in our own proprietary software. We cannot assure you that all the potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay the commercial introduction or use of existing or new products and require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming. Furthermore, bugs involving the proprietary software of third parties could require the redesign of our proprietary software. Delays in debugging or modifying our products could materially and adversely affect our competitive position with respect to existing and new technologies and products offered by our competitors. In particular, delays in remedying existing or newly identified errors in our public access terminals could materially and adversely affect our ability to achieve significant market penetration with them.

WE ARE VULNERABLE TO TECHNOLOGICAL CHANGES; WE NEED TO BE CONTINUOUSLY ACCEPTED IN RAPIDLY CHANGING MARKETS

         The markets we serve experience rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, more advanced products produced by our competitors could erode our position in our existing markets or other markets that we may enter. It is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. In addition, our products and services must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communication and security protocols and publishing formats. We also must address increasingly sophisticated customer needs. In particular, the success of our public access terminals will depend in large measure on their being user-friendly to the public and capable of operating reliably. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. If these things happen, they would materially and negatively affect our financial condition and results of operations.

WE HAVE SIGNIFICANT COMPETITION

         We are subject to significant competition from different sources for our different services. Our Internet public access terminal business competes with numerous companies, including IBM, North Communications, Golden Screens and ATCOM/INFO. The City of New York has also awarded contracts, comparable to the contract awarded to us, to North Communications and DSSI (which awarded a subcontract to Golden Screens), both of which have sold similar public access terminals to other municipalities. After fulfillment of the initial contracts, if the City of New York chooses to install additional public access terminals throughout the New York City, it may award to others, and not to us, the contract to install such additional terminals. Further, other municipalities or other entities might not seek to acquire these terminals from us. In addition, if this business is successful, additional companies in the software, hardware and communications areas, among others, may seek to enter the market. Many of such competitors may have resources far greater than ours. A total of 29 companies competed for the contracts with the City of New York, many of which can be expected to compete aggressively in other competitive situations.

         Our Fastake(TM) business competes with a number of companies, principally Muze, Inc. and Advanced Communication Design Inc., which have been in the video field for far longer than us. Although we believe that Fastake(TM) is a competitive product, we cannot assure you that these or other companies with far greater resources than ours might enter the field and negatively affect our Fastake(TM) business prospects in this market.

WE MAY HAVE DIFFICULTY COMPLYING WITH GOVERNMENT CONTRACT
REQUIREMENTS AND GOVERNMENT REGULATION

         We are initially marketing our public access terminals to entities including municipalities, states and other government agencies, among others. Governmental agencies and authorities are subject to public contract requirements and regulations which vary from one jurisdiction to another. Some of the issues which these requirements and regulations relate to are listed below:

o         bidding procedures;
o         audits;
o         guarantees;
o         insurance coverage;
o         non-discrimination in hiring practices;
o         access to the disabled;
o         record-keeping.

         In San Francisco, we may need to make the public access terminals accessible to blind persons. We are currently attempting to develop a program to make our public access terminals accessible to blind persons, with the aid and cooperation of various organizations for the blind.

         Some public contract requirements may be onerous or even impossible for us to satisfy, such as requirements for large guarantees, and we not be able to make sales in these jurisdictions. In addition, public contracts frequently require a formal competitive bidding process. The process to date has been and may continue to be long. Even following contract award, significant delays in contract implementation are possible.

WE RELY ON MICROSOFT  IN MARKETING

         We have established a strategic relationship with Microsoft that we believes is important to our sales, marketing and support activities as well as to our product development efforts, relating to our public access terminals. Microsoft supports us in marketing our public assets and services and has agreed to exhibit our public access terminals in Microsoft displays at various trade shows. It has also issued public statements that included favorable references relating to our products. Additionally, Microsoft currently advertises on public access terminals in New York City. It is possible that Microsoft would not continue to support our products, continue our participation in the Developer Days program, continue to advertise on our public access terminals or enter into such agreements with us in the future. Such an eventuality would materially negatively affect us.

WE DEPEND UPON MICROSOFT'S WINDOWS OPERATING SYSTEM

         We have invested in software built on Microsoft's Internet Explorer, Windows Internet Information Server, Windows NT and BackOffice and Office platforms. This software uses programming languages designed for these operating systems. If these platforms do not remain competitive, we might have to spend significant time and resources to make our software compatible to other platforms. Any factor negatively affecting the demand for, or use of, Microsoft's Windows operating system could have an impact on demand for our products or services which in turn would have a material negative effect on our business, results of operations and financial condition. Additionally, any changes to the Windows operating system that require us to make changes to our products would negatively affect us if we were unable to develop or implement such changes in a timely fashion.


WE DEPEND UPON COMMON CARRIERS AND INTERNET ACCESS PROVIDERS

         We are also dependent on various regulated common carriers and unregulated Internet access providers, such as AT&T, Bell Atlantic and PSI. Our service or profitability could be materially and negatively effected if such carriers or providers cannot timely respond to our requirements for service, fail to provide reliable service or increase their rates substantially.

WE DEPEND ON THE INTERNET

         Sales of our Internet-related products and services will depend in large part upon the growth of the Internet industry. We depend on a robust Internet industry and infrastructure for providing commercial Internet access and carrying Internet traffic, and we depend on increased commercial use of the Internet.

WE HAVE A LIMITED CUSTOMER BASE

         The long term success of our business will depend to a large extent on our ability to enter into arrangements with municipalities, other government entities and private entities to make services available through public access terminals and with advertisers to use the terminals as an advertising medium. Ultimately, however, it will also depend upon the willingness of consumers to pay fees to transact business by means of the public access terminals. To date, pursuant to the agreement with the City of New York, we operate only public terminals, which have been available for public use for a short period of time. Additionally we supplied ten public access terminal's to Kings County, Seattle Washington and one public access terminal to the City of San Francisco. The decision of the City of New York to acquire public access terminals from providers other than us would have a direct and materially negative effect on our prospects and could also decrease our ability to market the public access terminals to other potential service providers and advertisers. In addition, we cannot assure you that our initial public access terminals will perform on a commercial basis as anticipated or that we will be able to install and operate additional public access terminals pursuant to the agreement with the City of New York. Nor can we assure you that the City of New York will seek to acquire additional terminals or that we will secure a contract to supply additional terminals to the City of New York. With regard to other potential users, we cannot assure you that we will succeed in marketing our public access terminals to other potential users, or that we will be able to attract additional service providers or advertisers to public access terminals that may be located in New York City area or elsewhere.

         Historically, we have derived a significant portion of our revenues from a relatively limited number of customers. During the nine months ended September 30, 1998, two customers accounted for approximately 81% of our revenues. During 1997, one customer accounted for approximately 84% of our revenues, and during 1996, two customers accounted for approximately 71% of our revenues. The services provided to such customers were consulting and related services and, more recently, services related to the development of Intranet and public access terminal technology. We cannot assure you that such customers or others will retain us to install public access terminals or to provide such services to them in the future. So far we have not derived any revenue from Fastake(TM), which is only scheduled to be first shipped in February-March 1999.

THERE IS RISK INVOLVED IN OUR MANUFACTURING ACTIVITIES

         We are responsible for the design of our public access terminals. Subcontractors are responsible for the engineering and manufacturing of their hardware and graphical components. Only a limited number of public access terminals have been built to date, so it is difficult for us to predict if our current subcontractors will be able to engineer and produce such terminals on a satisfactory basis. While we believe that we could arrange to have public access terminals built by other subcontractors on comparable terms, we would experience costs and delays if we needed to do so. Our future success will depend in part on our ability to retain subcontractors and maintain good relationships with subcontractors, because we need to assure the timelines and quality of the manufacture of our public access terminals.

THERE IS POTENTIAL FLUCTUATION IN OUR QUARTERLY OPERATING RESULTS

         Our quarterly operating results have in the past and may in the future vary significantly. These variations depend upon factors such as the timing of significant orders, which in the past have been, and may be in the future, delayed from time to time due to delays in the contracting process. The potential customers for our public access terminals are expected to include municipalities, government agencies and large organizations; that is, entities that typically engage in extended competitive bidding, approval and negotiation procedures with respect to contracts, with no assurance that the contract will ultimately be awarded to us. Our Fastake(TM) public access terminals are dependent on agreements with distributors, video stores and studios (to provide advertising support). To date, only one distributor agreement has been signed (with Plaza Entertainment), and no agreements have been signed with video stores or studios. Additional factors contributing to variability of operating results include the following:

o   the pricing and mix of services and products which we sell;
o   terminations of our service;
o   new products which we or our competitors introduce;
o   market acceptance of new and enhanced versions of our products and services;
o changes in pricing or marketing policies by our competitors and our responses thereto;

o   our ability to obtain sufficient vendors;
o   our ability to obtain supplies of sole or limited source components;
o our ability to make changes in our network infrastructure costs, as a result of demand variation or otherwise;
o and the lengthening of our sales cycle due to expansion and the timing of the expansion of our network infrastructure.

Variations in the timing and amounts of revenues and costs could have a materially negative effect on our quarterly operating results.

WE DEPEND UPON KEY MEMBERS OF OUR MANAGEMENT

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel. In particular, our future success is dependent upon the personal efforts of our founders, David E. Y. Sarna, our Chairman, Co-Chief Executive Officer, Secretary and Director and George J. Febish, our President, Co-Chief Executive Officer, Treasurer and Director. We have entered into employment agreements with each of Messrs. Sarna and Febish, which terminate on December 31, 2001. We have in place key person life insurance policies, of which we are the beneficiary, on the lives of Messrs. Sarna and Febish in the amount of $1,000,000 each. However, the loss of the services of our executive officers or other key employees could delay our ability to fully implement our operating strategy, which could have a materially negative effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN EMPLOYEES AND CONTRACT PROVIDERS

         Our success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. In particular we must be able to attract software developers, project managers and other senior personnel, as well as independent providers of creative content for our public access terminals and websites. Qualified project managers and skilled developers with Intranet, Internet and ActiveX(TM) skills are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Although we expect to continue to be able to attract and retain sufficient numbers of highly skilled technical employees, developers, project managers and independent content providers for the foreseeable future, there can be no assurance that we will be able to do so. The loss of some or all of our project managers and other senior personnel could have a materially adverse impact on us, particularly on our ability to secure and complete engagements. Other than Messrs. Sarna and Febish, no other senior personnel have entered into employment agreements obligating them to remain employed by us for any specific term; however, substantially all our key employees are parties to nonsolicitation, confidentiality and noncompetition agreements with us.

OUR SUCCESS DEPENDS UPON OUR PROPRIETARY TECHNOLOGY

         Our success and ability to compete is dependent in part upon our proprietary technology. While we rely on trade secret, contract, trademark, patent and copyright law to protect our technology, we believe that other factors are more essential to establishing and maintaining a technology leadership position. Theses factors include: the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. We presently have three patents or patent applications pending. There can be no assurance that such patent applications will be allowed or even if such applications are allowed that others will not develop technologies that are similar or superior to our technology.

The source code for our proprietary software is protected as a trade secret. In addition, we do not sell or license our technology to third parties, but rather deliver services through our public access terminals. Our proprietary software is not disclosed to third parties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain aspects of our products or to obtain and use information that we regard as proprietary or to develop similar technology independently. Policing unauthorized use of our products is difficult. In addition, effective trade secret and copyright protection may be unavailable or limited in certain foreign countries. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

         Certain technology used in our products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses"; that is, licenses available to anyone who purchases publicly available software programs, in the event any of these licenses or leases is terminated or in the event the underlying programs are discontinued our operations may be materially negatively affected. Replacement of certain technologies which we license or lease could be costly and could result in product delays which would materially and negatively affect our operating results. While it may be necessary or desirable in the future to obtain other licenses or leases relating to one or more of our products or services or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms or at all.

WE ARE EXPOSED TO RISK OF SYSTEM FAILURE, RISKS ASSOCIATED WITH THE SECURITY OF OUR SYSTEMS AND LIABILITY RISKS

         Our operations are dependent upon our ability, and the ability of our suppliers, such as AT&T, Bell Atlantic and PSI to protect our network infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite the precautions we take, the occurrence of a natural disaster or other unanticipated problems at our network operations center or public access terminals in the future could cause interruptions in the services we provide. In addition, there could be interruptions in the services we provide if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason. Any damage or failure that causes interruptions in our operations could have a material negative effect on our business, financial condition and results of operations. Our public access terminals are designed to operate with reduced functionality even without connection to telecommunication lines. However, a substantial failure could negatively affect our business.

         Despite the implementation of security measures, the core of the infrastructure of our network is vulnerable to computer virus attacks and other disruptive problems. In the past, we and our Internet access providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in our computer systems and in the computer systems of our customers, which may result in us being liable to our customers and also may deter potential users. Although we intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations.

         Our success will depend upon the capacity, reliability and security of our network infrastructure, including processing capability, and the facilities and capacity leased from access providers and telecommunications vendors. We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. We cannot assure you that we will be able to expand or adapt our network infrastructure to meet additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. If we fail to expand our network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards, our business, financial condition and results of operations could be materially negatively affected.

         The public access terminals that were installed in various locations in New York City since July 1996, in Kings County, Seattle, Washington since June 1997 and in San Francisco since June 1998 have only been operating for a short time. Accordingly, we have only limited experience with actual consumer interaction with the public access terminals. While we have designed the public access terminals to be resistant to vandalism, there can be no assurance that vandals will not succeed in damaging or disabling these terminals. In addition, although we believe it is unlikely, users of the public access terminals may seek to hold us liable for injuries allegedly incurred in connection with using them.

         While we maintain insurance covering, among other things , losses resulting from business interruptions caused by system failures, damages to public access terminals or claims by users of the public access terminals, with an annual limit of $2,000,000, and a $5,000,000 umbrella policy, we cannot assure you that such insurance will provide sufficient coverage or that if there are multiple claims, such insurance will not be terminated or will be available for terms affordable to us.

WE HAVE RISK OF LIABILITY DUE TO FUTURE REGULATION OF THE INTERNET ACCESS
INDUSTRY

         We are currently not subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies (see Risk factors -- risks associated with compliance with government contract requirements).

         Changes in the regulatory environment relating to the Internet access industry could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business.

         The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled. Parties have instituted several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers. In addition, there is proposed legislation which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. We may be exposed to such potential liability in the event we were to make services such as the one offered through our public access terminals available over the Internet. Although we carry insurance, it may not be adequate to compensate us in the event we become liable for information carried on or disseminated through our systems.

OUR CURRENT MANAGEMENT HAS CONTINUING CONTROL OF THE COMPANY

         As of the date of this Prospectus, David E. Y. Sarna, our Chairman and Co-Chief Executive Officer, and George J. Febish, our President and Co-Chief Executive Officer, each of whom is also a director and a principal stockholder of ours, together with The David E. Y. Sarna Family Trust and The George J. Febish Family Trust, beneficially own, in the aggregate, approximately [32%] of our issued and outstanding shares of our Common Stock. As a result, assuming no exercise of any of the warrants and options or convertible securities which we have issued, and subject to the effect of additional voting shares which we may issue in the future, these stockholders could have effective control over the Company and on the outcome of any matters submitted to our stockholders for approval, which influence might not be consistent with the interests of other stockholders. In addition, if they were to act together, they could under certain circumstances be able to elect a majority of our directors, deter or cause a change in control of the Company and otherwise generally control our affairs. On the other hand, the conversion rights which may be exercised pursuant to the December 1998 Subscription Agreement could conceivably effect a change of control of the Company if the trading price of our Common Stock were to decrease significantly.

WE DO NOT ANTICIPATE THE PAYMENT OF DIVIDENDS

         Other than distributions made prior to 1993, when we were a closely-held "S corporation," we have not paid any dividends on our Common Stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future.

SHARES THAT ARE ELIGIBLE FOR SALE IN THE FUTURE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         A significant number of the outstanding shares of our Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The restricted shares may be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In the absence of any agreement to the contrary, the outstanding restricted Common Stock could be sold in accordance with one or more other exemptions under the Securities Act (including Rule 144). Rule 144, as amended, permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations and by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the entity. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could negatively affect the price of the shares in any market that may develop for the trading of such shares.

WE CANNOT ASSURE YOU OF CONTINUED NASDAQ LISTING; WE MAY BE SUBJECT TO PENNY STOCK REGULATIONS

         The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the Nasdaq SmallCap Market(TM). The maintenance standards for continued listing of our Common Stock on Nasdaq require, among other things, that the minimum bid price of our Common Stock is at least $1.00 and that we maintain net tangible assets of at least $2,000,000. Net tangible assets is total assets (excluding goodwill) minus total liabilities. As of September 30, 1998, our net tangible assets did not meet the net tangible assets requirement. However, our management believes that when the additional funding obtained in the December 1998 funding is accounted for, this should have the effect of enabling our Common Stock to remain quoted on Nasdaq. The closing bid price of our Common Stock as of February 5, 1999 was $3 3/16. If our securities were to be excluded from Nasdaq, it may negatively affect the prices of our securities and the ability of holders to sell them. In the event that our securities are not listed on Nasdaq, trading would be conducted in the "pink sheets" or through the National Association of Securities Dealers, Inc. Electronic Bulletin Board. In the absence of our Common Stock being quoted on Nasdaq, trading in our Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. If our Common Stock were subject to the regulations on penny stocks, the market liquidity for our Common Stock would be severely affected by limiting the ability of broker/dealers to sell our Common Stock and the ability of purchasers to sell their securities in the secondary market. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.

RISK RELATED TO THE YEAR 2000 ISSUE

         Many currently installed computer systems and software products accept only two digit codes to define a specific year. Computer equipment and software with embedded technology which are time-sensitive may recognize the two digit date code "00" as the year 1900 rather than the year 2000, resulting in system failure or miscalculations. This problem is generally referred to as the "Year 2000 issue". We use software and related technologies that will be affected by the "Year 2000 issue." We began the process of identifying the changes required to our computer programs and hardware during 1996. We believe that all of our major programs and hardware are Year 2000 compliant. We believe that we will not incur any significant costs between now and January 1, 2000 to resolve Year 2000 issues. However, we cannot assure you that other companies' computer systems and applications on which our operations rely will be timely converted, or that any such failure to convert by another company would not have a material negative effect on our systems and operations. Furthermore, there can be no assurance that the software that we use which has been designed to be Year 2000 compliant, contains all necessary date code changes.

THE POSSIBLE NEGATIVE EFFECT OF ANTI-TAKEOVER PROVISIONS, A STAGGERED BOARD AND PROVISIONS RELATING TO STOCKHOLDER ACTIONS

         There are certain provisions of Delaware law and certain provisions in our Certificate of Incorporation, as amended, and in our Amended and Restated Bylaws, which could make it more difficult for a third party to acquire control of the Company and could discourage a third party from attempting to do so. Certain of these provisions allow us to issue Preferred Stock with rights senior to those of our Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, Our Board of Directors is divided into classes which serve in staggered terms, meaning that the Board members may only be replaced a few at a time. This fact could have the effect of delaying a change in control of the Company. In addition, we have 5,000,000 shares of authorized Preferred Stock, which we could issue in the future without further stockholder approval and upon such terms and conditions, and with such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of our Common Stock will be subject to, and may be negatively affected by, the rights of the holders of Preferred Stock that may be issued in the future. In addition to the issuance of the Series D Preferred Stock under the terms of the December 1998 Subscription Agreement, we may issue additional Preferred Stock in connection with future financing. See "Description of Securities - Delaware Takeover Statute and Certain Charter Provisions."

THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

         Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in the right of the Company for breach of a director's duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

                                 USE OF PROCEEDS

         The Selling Stockholders are selling all of the Shares covered by this Prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the Shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

                              SELLING STOCKHOLDERS

         We issued securities convertible into or exercisable for a substantial number of the shares covered by this Prospectus to the Selling Stockholders in connection with the December 1998 private placement under the terms of a Subscription Agreement between certain of the Selling Stockholders and ourselves, dated December 30, 1998. This Subscription Agreement was an amendment to the Private Equity Line of Credit Agreement dated May 13, 1998, as amended, with the same Investors. Under the terms of this Subscription Agreement we issued 10,000 shares of Series D Preferred Stock and warrants to purchase 50,000 shares of our Common Stock, and may issue 10,000 additional Series D Preferred Shares and warrants to purchase 50,000 additional shares of our Common Stock, when additional funds are paid to us. Under the terms of the original Private Equity Line of Credit Agreement, the same Investors purchased a total of 444,444 shares of our Common Stock, 12,000 shares of our Series C Preferred Stock and warrants to acquire 18,000 shares of our Common Stock. Additionally, certain of the Selling Stockholders are offering for resale 1,050,000 shares of our Common Stock which, in large part, may be acquired upon the exercise of warrants issued pursuant to consulting and public relations agreements.

         The following table lists certain information regarding the Selling Stockholders' ownership of shares of our Common Stock as of February __ , 1999, and as adjusted to reflect the sale of the shares. Information concerning the Selling Stockholders may change from time to time.

          The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to us by such stockholders, except for the assumed conversion of the Series D Preferred Stock into Common Stock, and the assumed exercise of the warrants by their holders, which are based solely on the assumptions referenced in footnotes
(1), (2), (3)(4)(5) and (6) to the table.


                                       Shares of                                        Shares of Common Stock Owned
Name of Selling Stockholder          Common Stock              Shares of                      after Offering (6)
                                    Owned Prior to            Common Stock     -------------------------------------------
                                       Offering              to be Sold (5)           Number                  Percent
                                   -----------------        ----------------    ------------------       -----------------

Avalon Capital, Inc. (1)                     730,285                 714,285            16,000                      *
Austost Anstalt Schaan (1)                 1,087,429               1,071,429            16,000                      *
Balmore Funds S.A. (1)                     1,087,429               1,071,429            16,000                      *
Settondown Capital (1)                       151,857                 142,857             9,000                      *
AJC Equities (2)                             550,611                 550,000               611                      *
Shai Stern(3)                                 12,500                  12,500                 0                      0
Seth Fireman(3)                                9,000                   9,000                 0                      0
Jacqueline Resto(3)                            2,000                   2,000                 0                      0
Takashi Krum(3)                                1,000                   1,000                 0                      0
Richard Land(3)                                1,000                   1,000                 0                      0
Global Management Corp.(3)                    31,000                  31,000                 0                      0
Dian Griesel(3)                               18,500                  18,500                 0                      0
Continental Capital & Equity(4)              473,500                 425,000            48,500                      *
                                       =================        ================   ==================       ==================
 Total                                     4,156,111               4,050,000           106,111                      0
-----------------
* Less Than 1 Percent.


(1) Includes 3,000,000 shares of our Common Stock issuable upon conversion of the Series D Preferred Stock and upon the exercise of warrants issued pursuant to the December 1998 Private Placement. Because the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock is dependent upon the market price of our Common Stock (i.e., the average closing bid price for the Common Stock for the five trading days ending on the day prior to the conversion date), the actual number of shares of Common Stock which shall be issued upon such conversion and, consequently, offered for sale under this Registration Statement, cannot be determined at this time.

         In order to provide a cushion for fluctuation in the market price of our Common Stock, we have agreed to include herein such number of shares our Common Stock as would be issuable upon conversion in full of the Series D Preferred Stock and exercise in full of the warrants issued pursuant to the December 1998 Private Placement, based on the formula in the Certificate of Designation of the Series D Preferred Stock and assuming the market price at each conversion date were approximately $1.00. The number of shares attributed to the Investors and the Placement Agent is based on the relative number of Series D Preferred Stock issue to each of them.

         The Investors have agreed to vote the shares beneficially held by them in favor of nominees to our board of directors who are nominated by our then current board of directors.

         Also includes 48,000 shares issuable upon the exercise of warrants issued to the Investors in connection with the Private Equity Line of Credit Agreement dated May 13, 1998, as amended, and 9,000 shares issuable to the Placement Agent upon exercise of a warrant issued in connection with the same agreement.

(2) Includes 50,000 shares of Common Stock issued and outstanding and 500,000 shares of Common Stock issuable, at an exercise price of $1.00 per share, upon the exercise of a warrant issued to Professional Concepts and Planning, Inc. doing business as AJC Equities ("AJC"), in accordance with a Financial Advisory and Consulting Agreement between AJC and ourselves (the "AJC Warrant"). AJC is one of the firms which make a market for our Common Stock. AJC has agreed to vote the shares which may be issued to them under the foregoing warrant in the same manner as the majority of our board of directors shall recommend. Also includes an additional 611 shares of Common Stock and Common Stock underlying warrants owned by AJC.

(3)      Includes  shares  underlying  a  warrant  issued  to this  holder  upon assignment of a portion of a warrant we originally issued to The Investors Relations Group ("IRG"), a public relations firm. We originally issued the warrant to IRG to purchase 125,000 shares of our Common Stock at an exercise price of $2.50. The Investors Relations Group ceased to act as our public relations firm in November, 1998 and, accordingly, the number of shares issuable pursuant to the original warrant was reduced to 75,000.

(4) Includes 325,000 shares of Common Stock issued and outstanding and 100,000 shares of Common Stock issuable (of which 50,000 are issuable at an exercise price of $3.00 per share and 50,000 are issuable at an exercise price of $5.00 per share) upon the exercise of a warrant issued to Continental Capital & Equity Corp. ("Continental") in accordance with a public relations agreement between Continental and the Company. Ownership of the remaining shares is based on information filed by Continental with the SEC on Schedule 13G on December 28, 1998.

(5) Assumes that each Selling Stockholder will exercise all of its warrants into Common Stock; also assumes full conversion of the Series D Preferred Stock.

(6)      Assumes that all of the shares of Common Stock offered hereby are sold.


         The Certificate of Designation of the Series D Preferred Stock, as amended, provides that on each conversion date of the Series D Preferred Stock, the number of shares of Common Stock to be issued to each holder, when added to other shares owned by the holder, will not exceed 9.99% of the shares of our Common Stock outstanding on such conversion date.

         The Selling Stockholders are not affiliated with us. Except as noted above, the Selling Stockholders have not had any material relationship with us within the past three years.


                            DESCRIPTION OF SECURITIES

General

         We are authorized to issue up to 20,000,000 shares of Common Stock, par value $.0001 per share and up to 5,000,000 shares of Preferred Stock, par value $.0001 per share. As of February 9, 1999 we had 6,560,802 shares of Common Stock issued and outstanding.

The Private Placement

         Pursuant  to  the  terms  of the  Amended  and  Restated  6%  Series  D
Convertible  Preferred  Stock  Subscription  Agreement,  formerly  known  as the
Private Equity Line of Credit Agreement, dated as of December 30, 1998 (the "Subscription Agreement"), Avalon Capital, Inc., Balmore Funds S.A. and Austost Anstalt Schaan (the "Investors") agreed, subject to the fulfillment of various conditions, to purchase up to $ 2,000,000 of our 6% Series D Convertible Preferred Stock, in three separate tranches. On December 31, 1998, the Investors purchased the first tranche of 10,000 shares of Series D Preferred Stock and a Warrant to purchase an aggregate of 50,000 shares of our Common Stock for an aggregate purchase price of $1,000,000.

         Pursuant to the Subscription Agreement, and subject to the fulfilment of certain conditions, the Investors will purchase 10,000 additional shares of Series D Preferred Stock at an aggregate principal amount of $1,000,000. We will issue these additional shares of Series D Preferred Stock to the Investors in two tranches (of 5,000 Preferred Shares each), with the first tranche of additional shares of Series D Preferred Stock occurring on the ninetieth day following the effectiveness of this registration statement. We will also issue to the Investors Warrants to purchase an aggregate of 25,000 shares of our Common Stock for each of the two additional tranches of the Series D Preferred Stock. We have the option of terminating each of the additional portions of the funding described above prior to their scheduled closing. For a description of the rights and preferences of our Series D Preferred Stock see the description below.

         Warrants

          The Investors and the placement agent may exercise the warrants issued to them in connection with the Private Placement, subject to the terms and subject to the conditions set forth in the warrants, for a five year period. Upon exercising the warrants the Investors and the placement agent will be entitled to subscribe for and purchase shares of our Common Stock at an exercise price of $2.44 per share. The exercise price and the number of shares for which the warrants are exercisable is subject to adjustment as provided in the warrant, including, but not limited to, anti-dilution provisions pertaining to the declaration of stock dividends, a merger or our consolidation or liquidation.

         Compensation to the Placement Agent.

         At the initial closing of the Series D Preferred Stock on December 31, 1998, we issued to the placement agent, Settondown Capital International Ltd. (The "Placement Agent"), 500 shares of our Series D Preferred Stock, a Warrant to purchase 40,000 shares of our Common Stock and 2% of the investment amount in cash, as placement agent fees. At the closing of each of the additional portions of the funding (at an aggregate principal amount of $1,000,000), we will pay the placement agent (i) 2% of the investment amount in cash, (ii) 5% of the number of shares of Series D Preferred Stock issued to the Investors, and (iii) a Warrant to purchase 20,000 shares of our Common Stock.

Common Stock

         Holders of shares of our Common Stock are entitled to one vote per share on all matters that are submitted to the stockholders for their approval and have no cumulative voting rights. Subject to the senior rights of our Preferred Stock, the holders of our Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors from funds legally available from time to time for this purpose. Upon liquidation or dissolution of the Company, the remainder of our assets will be distributed ratably among the holders of our Common Stock, after the payment of all liabilities and payment to the holders of any Preferred Stock. Our Common Stock has no preemptive or other subscription rights and there are no conversion or sinking fund provisions with respect to such shares. All of our outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         Our Preferred Stock may be issued from time to time by our Board of Directors without the approval of the our stockholders. Our Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rights, the redemption provisions, conversion provisions, liquidation preferences and other rights and preferences not in conflict with our Certificate of Incorporation or with Delaware law. Our Board of Directors, without stockholder approval, could issue Preferred Stock which would negatively affect the voting and other rights of the holders of our Common Stock.


Series D Preferred Stock

         Our Board of Directors has authorized the issuance of a series of Preferred Stock, designated as Series D Preferred Stock, and consisting of 30,000 shares. Each such share of Series D Preferred Stock has a stated value of $100 pursuant to a Certificate of Designation, as amended. We are registering a total of approximately 2,820,000 shares of our Common Stock underlying the Series D Preferred Stock as part of this Prospectus.


         Dividends. The holders of the shares of our Series D Preferred Stock are entitled to receive, when and as declared by our Board of Directors, dividends at the yearly rate of six percent of the Purchase Price, payable, at the discretion of our Board of Directors, in Common Stock or cash. Dividends shall accrue on each share of the Series D Preferred Stock from the date of initial issuance and be cumulative, whether or not we have profits, surplus or other funds legally available for the payment of dividends. All accrued dividends shall be immediately due and payable on the date of conversion of such shares of Series D Preferred Stock into our Common Stock.

         Preferences on Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of our Series D Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount per share of Series D Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up plus all accrued dividends and liquidated damages, if any ("Liquidation Preference"). If upon our liquidation, dissolution, or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of the Series D Preferred Stock the full
Liquidation Preference, the holders of the Series D Preferred Stock shall all share in any distribution of assets, each getting a relative share of the distribution based on their relative holdings of the Series D Preferred Stock.

         Conversion Rights. The holders of the shares of our Series D Preferred Stock may convert each share of such Preferred Stock into shares of our Common Stock at a conversion rate determined by dividing $100, the purchase price per share of Series D Preferred Stock, by the lesser of (a) 80% of the average closing bid price of our Common Stock as reported by Bloomberg, LP for the five trading days preceding the date on which the holder of the Series D Preferred Stock has sent us a notice of conversion, or (b) $2.03. The Certificate of Designation of the Series D Preferred Stock, as amended, provides that on each conversion date of the Series D Preferred Stock, the number of shares of Common Stock to be issued to each holder, when added to other shares owned by the holder, will not exceed 9.99% of the shares of our Common Stock outstanding on such conversion date.

         No fractional shares of our Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the conversion price of one share of Common Stock (which shall be calculated as described above). We shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such shares of Series D Preferred Stock are delivered to us or our transfer agent as provided above, or the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify us for any loss we incur in connection with such certificates.

         Upon conversion of all of the then outstanding Series D Preferred Stock, shares of Series D Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

         Forced Conversion. Within two years after the date of issuance of the Series D Preferred Stock, all outstanding shares of the Series D Preferred Stock shall be automatically converted into shares of Common Stock. In addition, we may force a conversion of the Series D Preferred Stock in the event we close on a public offering of our shares of Common Stock under certain conditions.

         So long as any shares of our Series D Preferred Stock shall be outstanding we shall at all times, reserve and keep available out of our authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the outstanding shares of Series D Preferred Stock.

         Redemption. We may redeem any or all of the outstanding shares of our Series D Preferred Stock on any date set for such redemption by our Board of Directors. The redemption price for each share of Series D Preferred Stock, to be paid in cash on the date of redemption, shall equal to the number of shares issuable upon conversion of such shares of Series D Preferred Stock multiplied by the average closing bid price of our Common Stock for the last five (5) trading days prior to the date of redemption, plus an amount equal to all accrued but unpaid dividends, whether or not declared. We shall give written notice to the holder of Series D Preferred Stock to be redeemed by telecopy at least 10 days prior to the date specified for redemption. Such notice shall state that a redemption is being effected, note the date of redemption and call upon such holders to surrender to us such holders' redeemed stock. The notice shall further state that any shares of Series D Preferred Stock not converted into shares of Common Stock prior to the date of redemption, shall be redeemed by us on the date of redemption. If we fail to pay the Redemption price on the date of redemption, the redemption notice shall be null and void and we will relinquish our redemption rights.

         From and after the date of redemption (unless we default on duly paying the redemption price, in which case all the rights of the holders of such shares shall continue), the holders of the shares of the Series D Preferred Stock called for redemption shall not have any rights as holders of our tendered shares, except the right to receive, without interest, the redemption price upon surrender of the certificates of their shares of Series D Preferred Stock. Following the date of redemption, the shares of the Series D Preferred Stock called for redemption shall not be transferred (except with our consent) on our books and shall not be deemed outstanding for any purpose whatsoever.

         There shall be no redemption of any shares of our Series D Preferred Stock where such action would be in violation of applicable law.

         Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of our stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series D Preferred Stock shall have the right to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series D Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

         Capital Reorganization Merger or Sale of Assets. If at any time there shall be a capital reorganization of our Common Stock (other than a subdivision, combination, reclassification or exchange of shares described above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of our properties and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series D Preferred Stock shall be entitled to receive upon conversion of the Series D Preferred Stock, the number of our shares of stock or our other securities or property, or the securities and shares of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series D Preferred Stock immediately prior to such Reorganization.

         Voting Rights. Except as otherwise required by law, the holders of the Series D Preferred Stock shall not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

         So long as any shares of Series D Preferred Stock are outstanding, we shall not (i) alter or change any of the powers preferences, privileges, or rights of the Series D Preferred Stock; or (ii) amend the provisions of the Certificate of Designation changing the seniority, liquidation, commissions or other rights of the Series D Preferred Stock, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series D Preferred Stock.


Transfer Agent and Warrant Agent

         Continental Stock Transfer & Trust Company, New York, New York is the transfer agent for our Common Stock and Warrant Agent for our Class A Warrants.

Delaware Takeover Statute and Certain Charter Provisions

         We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         Our Certificate of Incorporation, as amended, provides that vacancies on the Board of Directors may be filled only with the approval of a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and by a vote of 75% of the combined voting power of the shares of Common Stock entitled to vote for the election of directors, voting as a single class.

         Our Certificate of Incorporation and Amended and Restated Bylaws provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders. These provisions, could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, since special meetings of stockholders may be called only by (x) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, or (y) the chairman or the president of the Corporation.

         The foregoing provisions, which may be amended only by a 75% vote of the stockholders, could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, an interest in the Company which constitutes less than a majority of the outstanding voting stock of the Company and may make more difficult or discourage a takeover of the Company.



                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer their shares of our Common Stock at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which our Common Stock may be listed at the time of such sale;
         o  in the over-the-counter market;
         o in transactions other than on such exchanges or in the over-the-counter market;
         o  in connection with short sales;
         o  in a combination of any of the above transactions.

         The Selling Stockholders may may offer their shares of Common Stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The Selling Stockholders may use broker-dealers to sell their shares of Common Stock. If this happens, broker-dealers will either receive discounts or commission from the Selling Stockholder, or they will receive commissions from purchasers of shares of Common Stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus.

         The Selling Stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Stockholders with respect to the offer or sale of the Shares pursuant to this Prospectus.

         To the extent required under the Securities Act, we will file a supplemental prospectus to disclose (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         The Selling Stockholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes.

         Pursuant to the Registration Rights Agreement signed in connection with the Private Placement, several of the Selling Stockholders and us have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. We shall bear customary expenses incident to the registration of the shares for the benefit of such Selling Stockholders in accordance with our agreements with such Selling Stockholders, other than underwriting discounts commissions and attorneys' fees directly attributable to the sale of such securities by or on behalf of the Selling Stockholders.

         Pursuant to the terms of the Registration Rights Agreement we have agreed to use our best efforts to keep the Registration Statement of which this Prospectus is a part effective until the earliest of (i) the date that all of the Registrable Securities have been sold pursuant to the Registration Statement of which this Prospectus is a part (ii) the date the Selling Stockholders may sell all the Shares under the provisions of Rule 144 or (iii) June 2004.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an Indemnification Agreement (the "Indemnification Agreement") with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain a directors and officers liability policy with Lloyds and Agriculture Insurance Companies that contains a combined limit of liability of $5,000,000 per policy year.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the securities being offered hereby was reviewed and confirmed for us by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Melvin Weinberg, Esq., a partner of Parker Chapin Flattau & Klimpl, LLP, may be deemed the beneficial owner of 300,000 shares of our Common Stock as a result of his being a trustee of each of the Family Trusts.

                                     EXPERTS

         Our financial statements incorporated in this Prospectus by reference to the our Annual Report on Form 10-KSB as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report dated February 20, 1998 accompanying such financial statements, and are incorporated herein by reference in reliance upon the said report given on the authority of said firm as experts in accounting and auditing.

  We have  not  authorized  any  dealer,
salesperson  or any other person to give
any information or to represent anything
not  contained in this  Prospectus.  You
must  not   rely  on  any   unauthorized
information.  This  Prospectus  does not
offer to sell or buy any  shares  in any
jurisdiction  where it is unlawful.  The
information   in  this   Prospectus   is        4,050,000 SHARES OF COMMON STOCK
current as of February __, 1999.

           ------------------

            TABLE OF CONTENTS
                                     Page
                                     ----

Where you can find more about us........2
Incorporation of Certain Documents
     by Reference...................... 2              ---------------
Risk Factors............................4                PROSPECTUS
Use of Proceeds........................18              ---------------
Dividend Policy........................18
Selling Stockholders ..................18
Description of Securities..............20
Plan of Distribution ..................25
Indemnification for Securities
    Act Liability......................26
Legal Matters..........................27             February __, 1999
Experts ...............................27

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered under this Registration Statement which will be paid by the Company. The Selling Stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

         Filing fee for registration statement........      $ 3,231.33
         Legal fees and expenses......................      $15,000
         Miscellaneous expenses.......................      $   500
              Total...................................      $18,731.33
                                                            ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 ("Section 145") of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such the Registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

          The Ninth Article of the Company's Certificate of Incorporation, as amended provides that the Company shall indemnify all persons whom the Company shall have power to indemnify under Section to the fullest extent permitted by such Section. In addition, Article Eighth of the Company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DECL. (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DECL. provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 11.2 of the Subscription Agreement (Exhibit 4.1) provides for indemnification by the Investors of the directors, officers and controlling person of the Company for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

         The Company maintains primary and excess directors and officers liability policies in an aggregate amount of $5,000,000 per policy year.

ITEM 16.  EXHIBITS.

Number         Description of Exhibit
------         ----------------------

4.1 (1)      Amended  and  Restated  6%  Series  D  Convertible  Preferred Stock
             Subscription Agreement,  formerly  known  as Private Equity Line of
             Credit Agreement, dated as of December 30, 1998
4.2 (1)      Form   of  Warrant  issued   pursuant  to  the  December  30,  1998
             Subscription Agreement
5.1 (2)      Opinion of Parker Chapin Flattau & Klimpl, LLP
23.1 (2)     Consent of   Richard A. Eisner & Company, LLP
23.2         Consent of Parker Chapin Flattau & Klimpl, LLP (included in Exhibit
             5.1 hereto)
24.1 (2)     Power of Attorney
99.1 (1)     Registration Rights Agreement dated as of December 30, 1998


(1) Filed with Current  report on Form 8-K dated filed on January 15, 1999.
(2) Filed herewith.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on February 10, 1999.

                                                OBJECTSOFT CORPORATION


                                             By:     /s/  David E.Y. Sarna
                                                --------------------------------
                                                          David E.Y. Sarna
                                                Chairman of the Board, Co-Chief
                                                Executive Officer, Secretary and
                                                Director



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David E.Y. Sarna and George J. Febish and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                   Title                         Date
         ---------                                   -----                         ----



 /s/ David E.Y. Sarna                   Chairman of the Board, Co-Chief      February 10, 1999
-----------------------------------     Executive Officer, Secretary and
     David E.Y. Sarna                   Director
                                        (Principal Executive Officer,
                                        Principal Financial Officer and
                                        Principal Accounting Officer)


/s/ George J. Febish                    President, Co-Chief Executive       February 10, 1999
-----------------------------------     Officer, Treasurer and Director
    George J. Febish                    (Principal Executive Officer)



/s/ Daniel E. Ryan                      Director                            February 10, 1999
-----------------------------------
    Daniel E. Ryan


SECURITIES AND
EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549


-------------




EXHIBITS TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933


-------------







OBJECTSOFT CORPORATION
(EXACT NAME OF ISSUER AS SPECIFIED
IN ITS CHARTER)

                                  EXHIBIT INDEX
                                  -------------



Number                    Description of Exhibit
------                    ----------------------

4.1 (1) Amended and Restated 6% Series D Convertible Preferred Stock Subscription Agreement, formerly known as Private Equity Line of Credit Agreement, dated as of December 30, 1998

4.2 (1)       Form  of  Warrant  issued  pursuant   to  the  December  30,  1998
              Subscription Agreement

5.1 (2)       Opinion of Parker Chapin Flattau & Klimpl, LLP

23.1 (2)      Consent of   Richard A. Eisner & Company, LLP

23.2          Consent  of  Parker  Chapin  Flattau & Klimpl,  LLP  (included  in
              Exhibit 5.1 hereto)

24.1 (2)      Power of Attorney

99.1 (1)      Registration Rights Agreement dated as of December 30, 1998



(1) Filed with Current  report on Form 8-K dated filed on January 15, 1999.
(2) Filed herewith.